SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2004

Preferred Voice, Inc.

(Exact name of registrant as specified in its charter)

Delaware	033-92894	75-2440201
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6500 Greenville Avenue, Suite 570, Dallas, Texas	75206
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 265-9580

(Former name or former address, if changed from last report)

Item 5. Other Events.

On May 18, 2004, Preferred Voice, Inc., a Delaware corporation, (the “Company”) completed the sale of 200 units (the “Units”) consisting of Fifty Thousand (50,000) shares of the common stock (the “Common Stock”) of the Company and a warrant (the “Warrant”) to purchase Twenty-Five Thousand shares of Common Stock. The Units were sold at a purchase price of $5,000.00 per Unit for an aggregate of $1 million (the “Purchase Price”). The Warrants are exercisable for 5 years at an exercise price of $.12 per share of Common Stock.

T.R. Winston & Company Incorporated acted as placement agent in connection with the sale of the Units and was granted warrants to purchase a number of shares of the Company’s $.001 par value common stock equal to five percent (5%) of the total funds raised in the offering, exercisable for five years thereafter at $.12 per share.

The offering of such securities was not registered under the Securities Act of 1933, as amended, (the “Securities Act”) pursuant to Regulation D. Such securities may not be reoffered or resold absent registration under the Securities Act or pursuant to an applicable exemption from such registration requirements. The Company has agreed to file a registration statement to register the resale of the Common Stock and the shares issuable upon exercise of the Warrants within 90 days after the closing of the offering.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits.

4.1	Form of Warrant Certificate.
99.1	Press release, dated May 18, 2004

Item 9. Regulation FD Disclosure.

On May 18, 2004, the Company issued a press release regarding the appointment of former Microsoft executive Latif Nathani as the Company’s new Chairman and CEO. The press release also reports the sale of Units described in Item 5 above. A copy of the press release is furnished herewith as Exhibit 99.1.

Limitation on Incorporation by Reference: In accordance with general instruction B.2 of Form 8-K, the information in this report furnished under Item 9 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liability of that section.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREFERRED VOICE, INC.

Dated as of May 18, 2004	By:	/s/ Mary Merritt
Mary Merritt, Vice President

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